EXHIBIT 99.1

May 26, 2004

FROM:

FOR:

The Carideo Group Inc.

Donaldson Company, Inc.

1250 One Financial Plaza

P.O. Box 1299

120 South Sixth Street

Minneapolis, MN  55440

Minneapolis, MN  55402

(NYSE: DCI)

Tony Carideo

Rich Sheffer

(612) 317-2880

(952) 887-3753

Email: tony@carideogroup.com

Email: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY ANNOUNCES RECORD THIRD QUARTER RESULTS

Record third quarter EPS at $0.33, up18 percent on record $371 million sales

MINNEAPOLIS, May 26, 2004 — Donaldson Company, Inc. (NYSE: DCI), today reported record diluted earnings per share of $0.33 for the third fiscal quarter ended April 30, 2004, up from $0.28 last year.  Net income was a record $29.6 million, up from $25.3 million last year.  Record sales were $370.6 million, up from $302.5 million last year.

For the nine-month period, diluted earnings per share were $0.89, another record, compared to $0.76 last year.  Net income totaled a record $80.1 million, compared to $68.2 million last year.  Record sales of $1.031 billion compared to $888.0 million last year.

“With nine months of record results behind us and business conditions remaining strong, Donaldson is poised to deliver its 15th consecutive year of double-digit earnings growth,” said Bill Van Dyke, Donaldson’s chairman, president and chief executive officer.  “Current order patterns indicate a strong finish to the year.  Our continued investment into generating top-line growth, converging with a strong cyclical rebound, is paying off.”

Factors contributing to the quarter include:

•

Strong Engine Products results.  North American truck build rates again increased significantly during the quarter and off-road equipment markets strengthened.  Equipment utilization rates improved in both the truck and off-road markets, spurring aftermarket parts sales growth.  North American regulations at both federal and state levels continue

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to create strong demand for our diesel truck emission control products.  Finally, our innovative PowerCore™ filtration technology continues to drive incremental sales in our new diesel pickup truck business.

•

Continued strong demand for disk drive filters.  Our disk drive filter business delivered record third quarter sales, orders and backlogs as demand for computer hard drives remained at high levels.

•

Improving conditions for industrial air filtration.  North American sales improved as the pace of new equipment orders strengthened.  Conditions in Asia remain robust.

•

Reduction of taxes.  A reduction in income tax expense of $1.8 million from increasing research and development tax credits from prior years.

“Gross margin was flat with last year as steel and other commodity price increases offset the operating leverage expected with higher production volumes,” said Van Dyke.  “We will begin recovering a significant portion of the steel price increases during this quarter, which will reduce pressure on margins.”

Commenting on increased expense levels in the third quarter, Van Dyke continued, “Operating expenses are running at a higher rate than last year for several reasons.  First, we have invested in the business following three lean spending years and continue to do so to support the strong shipments coming in our fourth quarter.  Second, a portion of the increase is ‘profit related’ – as we anticipate completing a strong Year 15, we have made the necessary incentive pay adjustments.  We are watching discretionary spending closely and expect that expense levels will moderate in the fourth quarter even as revenue continues to grow.  Our primary focus is to insure we do all that we can to capture the revenue growth opportunity in front of us while producing solid results.”

“It is unusual for Donaldson to report a quarter like this where revenue growth outstrips profit growth.  However, the numbers we are reporting – the 23 percent growth in sales and 28 percent growth in 90-day backlog – provide both perspective and explanation.  After three tough years for revenue growth, we find ourselves looking at truly extraordinary sales opportunities in most of our markets.  We do not intend for those opportunities to escape. To capture them, we

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are having to ramp up our offense in a hurry.  Those spending increases have been exacerbated by a number of one-time costs, by foreign exchange and by the lag between the onset of steel charges and gaining recovery from our customers.  We expect these factors to come into line in our fourth quarter, buoyed by continued strong sales.”

Income Statement Discussion

The impact of foreign currency translation during the third quarter, led by the Euro, increased sales by $19.4 million and net earnings by $0.9 million.  Year-to-date, currency translation increased sales by $60.5 million and net earnings by $4.1 million.  Worldwide sales, excluding the impact of currency translation, increased 16.1 percent during the quarter and 9.3 percent for the year.

Excluding the impact of currency translation, third quarter sales outside the U.S. increased 12.7 percent, primarily reflecting strong sales growth in Asia.  Year-to-date, excluding the impact of currency translation, sales outside the U.S. increased 11.8 percent.

Gross margin of 32.4 percent for the quarter compared to 32.5 percent last year.  Year-to-date, gross margin was 32.0 percent, flat with last year.  Improved fixed cost absorption from production volume increases offset the negative effects of steel and other commodity price increases and the cost of ramping up volumes at many of our plants.  There were no plant rationalization costs in the quarter versus $0.01 last year.  Year-to-date, plant rationalization costs were $0.05 per share versus $0.03 per share last year.

Third quarter operating expenses were 22.2 percent of sales, up from 21.0 percent last year.  Year-to-date, operating expenses as a percent of sales were 22.1 percent, up from 21.3 percent last year.  Foreign currency translation accounted for approximately one-third of the operating expense increase during the quarter and had a proportionately greater impact on expenses than on sales.  The balance of the increase comes from expenses related to revenue growth and various expense adjustments in the quarter, some of which are nonrecurring.

Third quarter interest expense was $1.3 million, up from $1.1 million last year, reflecting higher debt levels.  Year-to-date, interest expense was $3.7 million versus $4.6 million last year.

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Other income was $1.3 million in the quarter, up from $1.0 million last year.  Year-to-date, other income was $2.7 million, down from $3.3 million last year.

The tax rate for the quarter decreased to 22.3 percent from 27.0 percent last year.  In the third quarter, we completed a research and development tax credit study that resulted in the recognition of additional credits that relate to years prior to fiscal 2004.  This resulted in a $1.8 million reduction in the income tax provision in the third quarter.  We expect the tax rate to return to 27.0 percent in the fourth quarter.

During the quarter, we repurchased 250,000 shares for $6.9 million as part of our ongoing share repurchase plan.  Year-to-date, 790,000 shares, or 0.9 percent of outstanding shares, have been repurchased for a total of $22.2 million.

Backlog

The 90-day backlog, reflecting strong demand in the upcoming quarter, was $231 million, up 28 percent, or $51 million, relative to last year.  In Engine Products, the 90-day backlog increased 30 percent over last year.  In Industrial Products, the 90-day backlog increased 27 percent as all product groups reported increases.  Notably, our 90-day gas turbine backlog increased in the mid-teens from a year ago.

Total backlog was an all-time record $387 million, up 23 percent, or $71 million, relative to last year.  In Engine Products, total backlog increased 32 percent from last year.  In Industrial Products, total backlog increased 9 percent from fiscal 2003.

Engine Products Segment

Engine Products sales were $225.1 million in the third quarter, an increase of 28.7 percent from $174.9 million last year.  Year-to-date, sales totaled $605.6 million, an increase of 22.3 percent from $495.0 million in fiscal 2003.

Truck sales in the third quarter totaled $41.8 million, up 36.2 percent from $30.7 million last year.  North American truck sales increased 53 percent from growing truck build rates, strong diesel emission sales and continued growth in PowerCore programs.  International truck sales

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increased 26 percent with markets strong in both Europe and Asia.  Year-to-date, worldwide truck sales totaled $117.2 million, an increase of 44.9 percent from $80.9 million last year.

Worldwide sales of off-road products in the quarter were $67.6 million, up 24.1 percent from $54.4 million last year.  North American sales increased 20 percent on continued improvement in new construction and agriculture equipment demand.  Asian sales increased 43 percent while European sales increased 26 percent in the quarter.  Year-to-date, worldwide sales were $173.3 million, an increase of 19.3 percent from $145.3 million last year.

Aftermarket sales in the quarter were $115.7 million, an increase of 28.9 percent from $89.8 million last year.  North American aftermarket sales increased 26 percent as equipment utilization rates continued to improve and our investment into additional staff, training tools and additional product coverage began to drive sales results.  European and Asian sales were up 44 percent and 24 percent, respectively.  Year-to-date, aftermarket sales were $315.1 million, an increase of 17.2 percent from $268.8 million in fiscal 2003.

Industrial Products Segment

Industrial Products sales in the third quarter were $145.5 million, an increase of 14.1 percent from $127.6 million last year.  Year-to-date, Industrial Products sales were $425.4 million, up 8.3 percent from $393.0 million last year.

Gas turbine product sales in the third quarter were $30.6 million, equal to last year.  While third quarter sales in North America declined 32 percent, international sales grew 29 percent on strong sales in Europe and Asia.  Year-to-date, gas turbine sales were $87.8 million, down 14.9 percent from $103.3 million last year.

Ultrafilter sales in the third quarter were $30.5 million, up 5.5 percent from $28.9 million last year.  Sales in Europe were up 5 percent from currency translation.  New market penetration drove Asian sales up 22 percent and North American sales up 3 percent.  Year-to-date, Ultrafilter sales were $90.1 million, up 9.5 percent from $82.3 million last year.

Industrial air filtration sales in the third quarter were $48.6 million, an increase of 17.3 percent from $41.4 million last year.  North American sales increased 16 percent.  Sales in Europe were up 19 percent, mostly from currency translation.  Asian sales were up 30 percent on

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growth in China and Japan.  Year-to-date, industrial air filtration sales were $143.5 million, up 12.5 percent from $127.6 million last year.

Sales of special application products in the third quarter were $35.8 million, an increase of 33.9 percent from $26.8 million last year.  Disk drive filter sales were up 30 percent on continued strong demand for computer hard drives.  Membrane sales increased 47 percent on improvement in its core industrial and technical markets.  Industrial hydraulic sales were up 61 percent, helped by the LHA acquisition in the first quarter.  Year-to-date, special application sales were $104.0 million, an increase of 30.3 percent from $79.8 million in fiscal 2003.

Outlook

Engine Products:  Overall, Donaldson expects sales growth for Engine Products in fiscal 2004 above 20 percent.

•

The company expects continued growth in North American heavy-duty truck build rates for the balance of fiscal 2004.  Order rates and backlogs for diesel emission products continue to ramp up.  Business conditions remain strong in Europe and Asia.

•

Off-road sales are expected to remain strong in Asia and improve in North America as conditions in construction and agriculture equipment markets have brightened.

•

Both North American and international aftermarket sales are expected to continue growing as increasing economic activity improves equipment utilization and spurs replacement filter sales.  Diesel emission retrofit sales in North America are anticipated to continue increasing as the company’s technology solution gains acceptance.

Industrial Products:  Excluding gas turbine, the company expects improving conditions for its industrial businesses to generate mid-teens sales growth in fiscal 2004.

•

International conditions remain healthy for gas turbine, but North American volumes are expected to continue declining.  Full-year sales are now expected to decline by 10 to 15 percent from fiscal 2003’s $130 million.

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•

The company expects North American and European industrial air filtration markets to continue slowly improving near-term, as order trends are stronger than last year’s levels.  Business conditions in Asia remain strong.

•

Ultrafilter is expecting recovering industrial markets and additional market penetration to drive sales growth.

•

Special applications products showed continued strength in orders and backlogs for disk drive filters, hydraulic filters and membranes.

Donaldson’s business model – a diversified portfolio of filtration businesses – continues to perform, delivering consistent earnings growth.  We expect sales to remain strong in the fourth quarter of fiscal 2004.  We expect to begin recovering a significant portion of the steel price increases in the fourth quarter and expect our operating margin to increase from third quarter levels.  We remain focused on delivering our 15th consecutive year of double-digit earnings growth in 2004.

About Donaldson Company, Inc.

Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts.  Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development.  Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment and trucks.  Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world.  In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth.  Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI.  Additional company information is available at www.donaldson.com.

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SAFE HARBOR STATEMENT UNDER THE SECURITIES REFORM ACT OF 1995

The company desires to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”) and is making this cautionary statement in connection with such safe harbor legislation.  This earnings release, the Annual Report to Shareholders, any Form 10-K, 10-Q or Form 8-K of the company or any other written or oral statements made by or on behalf of the company may include forward-looking statements, forecasts and projections which reflect the company’s current views with respect to future events and financial performance, but involve uncertainties that could significantly impact results.  The words “believe,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “outlook,” “plan,” “promises,” “project,” “should” and similar expressions are intended to identify “forward-looking statements” within the meaning of the Act.

The company wishes to caution investors that any forward-looking statements are subject to uncertainties and other risk factors that could cause actual results to differ materially from such statements, including but not limited to risks associated with: currency fluctuations, commodity prices including increases in steel and oil prices, world economic factors, political factors, the company’s substantial international operations including key disk drive filter production facilities in China, highly competitive markets, changes in capital spending levels by customers, changes in product demand and changes in the geographic and product mix of sales, cancellations of orders, acquisition opportunities and integration of recent acquisitions including Ultrafilter, facility and product line rationalization, research and development expenditures, including ongoing information technology improvements, and governmental laws and regulations, including diesel emissions controls.  For a more detailed explanation, see exhibit 99 to the company’s 2003 Form 10-K filed with the Securities and Exchange Commission.  The company wishes to caution investors that new factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  Investors are further cautioned not to place undue reliance on such forward-looking statements as they speak only to the company’s views as of the date the statement is made.  The company undertakes no obligation to publicly update or revise any forward-looking statements.

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CONDENSED STATEMENTS OF CONSOLIDATED EARNINGS
DONALDSON COMPANY, INC. AND SUBSIDIARIES
(Thousands of dollars, except per share amounts)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30

	2004	2003	2004	2003

Net sales	$370,588	$302,457	$1,031,018	$887,958
Cost of sales	250,353	204,226	700,770	604,081

Gross margin	120,235	98,231	330,248	283,877
Operating expenses	82,210	63,454	227,603	189,212
Gain on sale of Ome land and
building	--	--	(5,616)	--

Operating income	38,025	34,777	108,261	94,665
Other income, net	(1,285)	(1,033)	(2,697)	(3,348)
Interest expense	1,272	1,109	3,666	4,628

Earnings before income taxes	38,038	34,701	107,292	93,385
Income taxes	8,467	9,369	27,166	25,214

Net earnings	$29,571	$25,332	$80,126	$68,171

Weighted average shares
outstanding	87,975,804	86,771,804	88,073,242	87,080,484
Diluted shares outstanding	90,317,143	89,586,236	90,479,908	90,003,696
Net earnings per share	$.34	$.29	$.91	$.78
Net earnings per share
assuming dilution	$.33	$.28	$.89	$.76
Dividends paid per share	$.055	$.045	$.150	$.130

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DONALDSON COMPANY, INC.AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands of dollars)
(Unaudited)

	April 30 2004	July 31 2003

ASSETS
Cash and cash equivalents	$94,435	$67,070
Accounts receivable - net	251,109	226,815
Inventories - net	135,561	114,890
Prepaid expenses and other current assets	39,288	45,930

Total current assets	520,393	454,705
Other assets and deferred taxes	192,300	171,856
Property, plant and equipment - net	266,279	255,436

Total assets	$978,972	$881,997

LIABILITIES AND SHAREHOLDERS' EQUITY
Trade accounts payable	$107,448	$122,759
Employee compensation and other liabilities	80,826	68,906
Notes payable	41,388	14,152
Income taxes payable	2,957	7,613
Current maturity long-term debt	11,570	646

Total current liabilities	244,189	214,076
Long-term debt	95,233	105,156
Other long-term liabilities	117,872	115,372

Total liabilities	457,294	434,604
Equity	521,678	447,393

Total liabilities and equity	$978,972	$881,997

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DONALDSON COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Thousands of dollars)
(Unaudited)

	Nine Months Ended April 30
	2004	2003
OPERATING ACTIVITIES
Net earnings	$80,126	$68,171
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Gain on sale of Ome land and building	(5,616)	--
Depreciation and amortization	30,944	27,584
Changes in operating assets and liabilities	(25,745)	19,150
Other, net	(7,150)	(11,643)

Net cash provided by operating activities	72,559	103,262
INVESTING ACTIVITIES
Net expenditures on property and equipment	(36,560)	(35,265)
Acquisitions and investments in unconsolidated
affiliates, net of cash acquired	(4,397)	(1,259)

Net cash used in investing activities	(40,957)	(36,524)
FINANCING ACTIVITIES
Purchase of treasury stock	(22,160)	(20,837)
Net change in debt	25,756	(37,428)
Dividends paid	(13,027)	(11,350)
Other, net	3,078	629

Net cash used in financing activities	(6,353)	(68,986)
Effect of exchange rate changes on cash	2,116	6,422

Increase in cash and cash equivalents	27,365	4,174
Cash and cash equivalents - beginning of year	67,070	45,586

Cash and cash equivalents - end of period	$94,435	$49,760

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Thousands of dollars)
(Unaudited)

	Three Months Ended April 30		Nine Months Ended April 30

	2004	2003	2004	2003

Free cash flow	$17,282	$18,249	$35,999	$67,997
Net capital expenditures	9,259	11,883	36,560	35,265

Net cash provided by
operating activities	$26,541	$30,132	$72,559	$103,262

EBITDA	$49,081	$45,303	$141,110	$124,576
Income taxes	(8,467)	(9,369)	(27,166)	(25,214)
Interest expense (net)	(988)	(1,033)	(2,874)	(3,607)
Depreciation and
amortization	(10,055)	(9,569)	(30,944)	(27,584)

Net earnings	$29,571	$25,332	$80,126	$68,171

Net sales, excluding foreign	$351,162	$281,992	$970,492	$849,166
currency translation
Foreign currency translation	19,426	20,465	60,526	38,792

Net sales	$370,588	$302,457	$1,031,018	$887,958

Net earnings, excluding	$28,642	$24,286	$76,075	$65,645
foreign currency translation
Foreign currency translation	929	1,046	4,051	2,526

Net earnings	$29,571	$25,332	$80,126	$68,171

Although free cash flow, EBITDA, net sales excluding foreign currency translation and net earnings excluding foreign currency translation are not measures of financial performance under GAAP, the company believes they are useful in understanding its financial results.  Free cash flow is a commonly used measure of a company’s ability to generate cash in excess of its operating needs.  EBITDA is a commonly used measure of operating earnings less non-cash expenses.  Both net sales and net earnings excluding foreign currency translation provide a comparable measure for understanding the operating results of the company’s foreign entities excluding the impact of foreign exchange.  A shortcoming of these financial measures is that they do not reflect the company’s actual results under GAAP.  Management does not intend these items to be considered in isolation or as a substitute for the related GAAP measures.

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